EXHIBIT 4.18

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Sublease”), dated as of the 10th day of July, 2024, is made by and between PORT LOGISTICS GROUP, LLC., a Delaware limited liability company, whose address is 6000 Windward Parkway, Attn: Corporate Real Estate, Alpharetta, GA 30005 (the "Sublessor") and FARMMI USA INC., a California corporation whose address is 950 John Daly Blvd; Suite 380; Daly City, CA 94015 (the "Sublessee").

WHEREAS, Sublessor, as Tenant, entered into that certain Standard Industrial Real Estate Lease with BPP Shiraz Telephone LP, as successor in interest to Majestic Realty Co., (the “Landlord”) dated as of June 21, 2016, as amended by that certain First Amendment to Lease dated June23, 2021 (collectively, the “Lease”), for an approximately 315,000 rentable square foot building and all other improvements located on the property, more commonly known as 14210-14380 Telephone Avenue, Chino, California (the “Premises”) and

WHEREAS, all capitalized terms used but not separately defined herein shall have the meanings set forth in the Lease; and

WHEREAS, Sublessor desires to sublease to Sublessee and Sublessee desires to sublease from Sublessor the Premises as more fully depicted and/or described on Exhibit A attached hereto and incorporated herein in accordance with the terms and conditions hereinafter set forth; and

NOW THEREFORE, for and in consideration of the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Premises.

A. Subject to and in accordance with the terms hereof, Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor, to use for the purpose set forth in Section 7 hereof, the Premises. Sublessee shall also have the right during the term to use the existing warehouse racks (the “Existing Racks”) and the non-exclusive use, in common with Sublessor and others to whom Landlord and/or Sublessor have or may grant similar rights, of the common areas solely for purposes of entering and exiting the Premises. Sublessee’s use of the Premises and the common areas are subject to such reasonable rules and regulations for the use thereof as are or may hereinafter be prescribed by Landlord and/or Sublessor, as applicable.

B. Sublessee shall use the Premises solely for the purpose set forth in Section 7. Sublessee further shall use the Premises subject to and strictly in accordance with the terms and provisions of the Lease and this Sublease, and Sublessee shall not take or fail to take any action that would constitute a breach of any of the terms and provisions of the Lease.

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2. Term.

A. Term: The term (“Term”) of this Sublease shall be for twenty-six (26) months, commencing on August 1, 2024 (the “Commencement Date”) and terminating on September 30, 2026 (the “Termination Date”).

B. Sublessee agrees it shall indemnify and save Sublessor harmless from and against all damages, costs, claims, loss or liability resulting from delay by Sublessee in surrendering the Premises upon the expiration or sooner termination of the term, including, without limitation, any claims made by any succeeding tenant or the Landlord founded on such delay. Such obligation shall survive the expiration or sooner termination of the term with respect to the Premises.

3. Rent. Sublessee shall pay to Sublessor the following amounts per month (“Rent”) for the Premises:

Period	Monthly Base Rent
August 1, 2024 – August 31, 2024	$63,591.66
September 1, 2024 – March 31, 2025	$315,000.00
April 1, 2025 – April 30, 2025	$66,771.24
May 1, 2025 – July 31, 2025	$315,000.00
August 1, 2025 – December 2025	$326,025.00
January 1, 2026 – January 31, 2026	$70,109.81
February 1, 2026 – July 31, 2026	$326,025.00
August 1, 2026 – September 30, 2026	$337,435.88

Rent is payable monthly in advance on the 1st day of each month of the Term. Rent for any period during the Term hereof which is for less than one month shall be a pro rata portion of the monthly installment. Rent shall be payable in lawful money of the United States to Sublessor at the following address: 6000 Windward Parkway, Alpharetta, GA 30005, or to such other persons or at such other places as Sublessor may designate in writing. All rent shall be paid by wire or electronic means through ACH (Automated Clearing House) in Sublessor’s sole discretion; in this regard, upon request by Sublessor, Sublessee shall execute an Automated Clearing House Payment Terms Agreement.

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5. Security Deposit. Sublessee shall deposit with Sublessor upon execution hereof One Million and 00/100 DOLLARS ($1,000,000.00), as security for Sublessee's faithful performance of Sublessee's obligations hereunder (“Security Deposit”). If Sublessee fails to pay rent or other charges due hereunder or otherwise breaches or defaults with respect to any provision of this Sublease, Sublessor may (but shall not be required to) use, apply or retain all or any portion of said Security Deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Sublessor may become obligated by reason of Sublessee's default, or to compensate Sublessor for any loss or damage which Sublessor may suffer thereby, including, but not limited to, the cost of the removal of the Existing Racks. If Sublessor so uses or applies all or any portion of said Security Deposit, Sublessee shall within ten (10) days after written demand therefore deposit cash with Sublessor in an amount sufficient to restore said Security Deposit to the full amount hereinabove stated and Sublessee's failure to do so shall be a material breach of this Sublease. Sublessor shall not be required to keep said security deposit separate from its general accounts, and Sublessee shall not be entitled to any interest earned on such Security Deposit. Provided that Sublessee shall have fully and faithfully performed every provision of this Sublease to be performed by it, said Security Deposit, or so much thereof as has not theretofore been applied by Sublessor, shall be returned to Sublessee within thirty (30) days after the expiration of the Term and after Sublessee has vacated the Premises; Sublessee waives the provisions of Section 1950.7 of the California Civil Code, any all other provisions of law now, or hereafter in force, that may require the return of the Security Deposit, or any portion thereof, earlier than thirty (30) days after the expiration of the Term and after Sublessee has vacated the Premises. No trust relationship is created herein between Sublessor and Sublessee with respect to said Security Deposit. Sublessee hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provision of law now, or hereafter in force, which provide that Sublessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Sublessee or to clean the Premises; it being agreed that Sublessor may, in addition, claim those sums reasonably necessary to compensate Sublessor for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Sublessee, or any officer, employee, agent, contractor or invitee of Sublessee.

6. Condition of the Premises. Sublessee accepts the Premises in "as is" condition and represents, warrants, acknowledges and agrees that (i) Sublessee has inspected the Premises and is fully familiar with all aspects of its condition, (ii) the Premises is adequate to meet its needs, (iii) Sublessor has made no representation or warranty with respect to the Premises or the suitability of the Premises for the conduct of Sublessee’s business, (iv) Sublessor has no obligation to provide Sublessee with any allowance, abatement or reimbursement to demise the Premises or make any other alterations or improvements to the Premises, and (v) Sublessor shall have no responsibility for, and shall assume no liability for, the condition of the Premises upon delivery of same to Sublessee.

7. Use. The Premises shall be used and occupied for warehousing, storage, packing and distribution of floorings, furniture, clothing, and books, and for office and administrative uses related thereto and for no other purposes. Sublessee agrees to use the Premises solely and strictly in accordance with every applicable statute, law, by-law, rule, regulation, permit, ordinance and order (the “Applicable Laws”), insurance underwriting requirements applicable to any of Landlord’s, Sublessor’s and/or Sublessee’s insurance policies applicable to the Premises, and the terms and provisions of the Lease. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this Sublease, (i) the terms and provisions which impose a greater obligation upon Sublessee shall govern and control, and (ii) in the event Sublessor’s compliance with any obligation under this Sublease would cause Sublessor to be in breach or default of the Lease, Sublessor’s obligation under this Sublease shall be deemed to be waived and excused. In no event shall Sublessee bring any products, materials or other property in the Premises which (a) which are prohibited under the Lease, (b) contain Hazardous Materials or (c) would exceed the load bearing capacity of the floor of the Premises. Sublessor makes no representation or warranty that (i) use and occupancy of the Premises by Sublessee is lawful, (ii) as to any particular products that may be warehoused in the Premises and/or (iii) as to whether any particular use and occupancy of the Premises by Sublessee is permissible pursuant to Applicable Laws and/or the terms and provisions of the Lease.

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8. Utilities. Sublessee shall be responsible for the cost of all utilities used on the Premises. Sublessee shall pay all utilities directly to the utility providers.

9. Insurance.

A. Sublessee shall maintain during the term, at its own cost and expense, the policies of insurance required under Section 4.04 of the Lease.

B. Upon final execution of this Sublease, Sublessee shall deliver to Sublessor certificates of the required insurance and thereafter copies of renewals as required and the certificate shall provide that thirty (30) days notice shall be given to Sublessor in the event of cancellation or non-renewal of the policy. All such policies shall name Sublessor and Landlord, and any other party in interest designated by Sublessor, as an additional insured.

C. The required certificates of insurance shall state that these policies are endorsed to indicate that the policies are primary, without right of contribution from any insurance which may be carried by Sublessor.

D. Landlord, by giving Landlord's consent to the Sublease, and Subtenant hereby mutually waive their respective rights of recovery against each other for any loss of, or damage to, either parties' property to the extent that such loss or damage is insured by an insurance policy required to be in effect at the time of such loss or damage. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party. This provision is intended to waive fully, and for the benefit of the parties hereto, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier. The coverage obtained by Subtenant pursuant to the Insurance Section of the Lease shall include, without limitation, a waiver of subrogation endorsement attached to the certificate of insurance. The provisions of this Section 9.D shall not apply in those instances in which such waiver of subrogation would invalidate such insurance coverage or would cause either party's insurance coverage to be voided or otherwise uncollectible.

E. Notwithstanding Sublessee’s obligation to provide insurance as set forth above, Sublessor shall not be responsible for or liable for any damage or injury to any property, merchandise, goods, fixtures or furniture, or any person or persons at any time, on the Premises, nor shall Sublessor be in any way responsible for or liable in case of accident or injury to Sublessee or any of Sublessee’s servants, employees, agents, customers, visitors or licensees in or about the Premises resulting from any cause or happening whatsoever.

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10. Compliance with Applicable Laws and Rules; Prohibition Against Liens.

A. Sublessee shall, at Sublessee's expense, comply with all Applicable Laws and environmental statutes, ordinances, rules, regulations, orders of any federal, state or municipal government in effect at any time during the Term, restrictions of record, and requirements in effect during the Term or any part of the Term hereof regulating the use by Sublessee of the Premises. Sublessee shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance or, if there shall be more than one tenant of the building containing the Premises, which shall tend to disturb such other tenants.

B. Sublessee will not take any action which could result in a lien being imposed on the Premises by the state or federal government under any environmental statute. Furthermore, Sublessee shall not generate, store or dispose of any hazardous, toxic or regulated waste, materials or substances on or at the Premises without Sublessor's prior written consent, which consent may be withheld in Sublessor's sole and unlimited discretion.

C. Sublessee shall comply with all reasonable rules and regulations imposed by Sublessor and/or Landlord regarding Sublessee’s use and occupancy of the Premises.

11. Indemnification. Sublessee agrees to indemnify, defend (with counsel reasonably approved by Sublessor), and save Landlord, Sublessor and the directors, officers, shareholders, trustees, employees, and agents of each harmless from and against any claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings, judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims), interest, or losses, including reasonable attorneys’ and paralegals’ fees and expenses (and including, without limitation, any such fees and expenses incurred in enforcing this Indemnity or collecting any sums due hereunder), consultant fees, and expert fees, together with all other costs and expenses of any kind or nature (collectively, the “Costs”) that arise directly or indirectly from or in connection with (i) the acts or omissions of Sublessee or its agents, contractors or employees; (ii) Sublessee’s breach of the obligations, representations and warranties herein contained; or (iii) any occurrence in, upon or at the Premises used by Sublessee, any business conducted within the Premises by Sublessee or the occupancy or use by Sublessee of the Premises; (iv) any obligation Sublessor may have to indemnify Landlord under the Lease, to the extent related to the Premises used by Sublessee and/or the acts or omissions of Sublessee, its agents, contractors, suppliers, employees or customers; or (v) the presence, suspected presence, release, or suspected release of any regulated, hazardous or toxic substances, materials or wastes or any other contaminants (“Hazardous Materials”) in or into the air, soil, groundwater, or surface water at, on, about, under, or within the Premises, or any portion thereof as a result of any act or omission of the Sublessee or its agents, contractors or employees, or which have migrated from the Premises as a result of any act or omission of the Sublessee or its agents, contractors or employees. In the event Sublessor and/or Landlord shall pay or incur or be found liable for payment of any such Costs, Sublessee shall pay to Sublessor and/or Landlord the total of all such Costs reasonably and actually incurred by Sublessor or Landlord promptly upon demand therefor by Sublessor and/or Landlord. In addition to the foregoing, Sublessor may perform for the account of Sublessee any obligation of Sublessee under this Sublease which Sublessee has failed to perform, the cost of which shall be deemed rent and shall be payable by Sublessee to Sublessor on demand.

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12. Alterations; Surrender. Sublessee shall not alter, modify, add to or change all or any part of the Premises and shall not undertake any construction in the Premises, change or alter existing systems or installations, nor affix or attach any fixtures or improvements to the Premises either prior to or during the Term, without first receiving the prior written approval of Sublessor, which may be freely withheld in Sublessor’s sole and absolute discretion. Any such alterations or improvements as may be approved by Sublessor shall, at Sublessor's option, be deemed to have been attached to the Premises and to have become the property of Sublessor upon such attachment, unless Sublessor shall require their removal, in whole or in part, in which event prior to the expiration of the Term Sublessee shall at its cost and expense remove same and, in accordance with Sublessor's direction, place the Premises (through repair or otherwise) in a clean and orderly condition equal to or better than that existing on the date possession of the Premises was delivered to Sublessee, and in such further superior condition, if any, as the Premises shall be required to be surrendered upon the expiration or sooner termination of the term of the Lease. During the Term, Sublessee shall be responsible for periodic sweeping, cleaning, refuse removal and all other maintenance and repair of the Premises (including, without limitation, the repair of damage caused by Sublessee or any person employed, controlled by or who enters the Premises at the invitation of Sublessee) so that the Premises is at all times kept and maintained in good order, condition and repair and in accordance with the condition required under the Lease. Sublessee shall pay promptly all persons furnishing labor or materials with respect to work performed by Sublessee or its contractors on or about the Premises. In the event any mechanic’s or other lien shall at any time be filed against the Premises or any other portion of the property by reason of work, labor services or materials performed or furnished to Sublessee, Sublessee shall forthwith cause same to be discharged of record or bonded to Sublessor’s satisfaction in default of which Sublessor may pay or discharge such lien and any expense so paid or incurred shall be payable on demand.

13. Conduct of Business/Maintenance.

A. Sublessee shall conduct its business in the Premises in a first class manner, perform all maintenance and repairs to the Premises required to be performed by the Tenant under the Lease, repair all damage to the Premises caused by Sublessee, its agent, employees, contractors and invitees, abide by the terms and provisions of the Lease (including without limitation all rules and regulations of Landlord applicable to the Premises) and abide by all reasonable rules and regulations, if any, existing or established by Landlord or Sublessor from time to time. Sublessee, at its expense, hereby assumes sole responsibility for obtaining, keeping effective and remaining in compliance with all licenses, permits and approvals necessary to allow the lawful operation of the business described in Section 7 hereof, and shall otherwise comply with all Applicable Laws concerning such operation and with the requirements of Landlord’s and Sublessor's insurance carriers. Except for de minimus quantities of cleaning and pest control substances, which Sublessee shall use, store, maintain and dispose of in accordance with Applicable Laws, Sublessee shall not handle, store, maintain, use, transport or dispose of Hazardous Materials or any other toxic, cancer causing, corrosive or explosive materials anywhere within the Premises or elsewhere in the property and shall be solely responsible for any damage to the Premises and property (and lands adjacent thereto) caused by the use, storage, disposal or transport of Hazardous Materials by Sublessee, its agents, employees, contractors or invitees. Sublessee shall not handle, store, maintain, use or transport any agricultural or food items on the Premises. Sublessor shall have the right to enter the Premises at any time on reasonable advance notice (or, at any time without notice in the case of an emergency) to inspect same, to perform required repairs or for any lawful purpose.

B. Sublessor shall have no responsibility for the condition, operation, maintenance repair or management of the Premises.

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14. Existing Racks: Sublessee shall have the right to use the Existing Racks for the duration of the Lease. Upon the expiration, or early termination, of the Lease, Sublessee shall remove the Existing Racks at Sublessee's sole cost and expense and without liability to Sublessor.

15. Expiration or Termination/Surrender and Holdover.

A. Expiration or Termination: Sublessee understands and agrees that upon Sublessee's breach of its obligations under this Sublease, Sublessee's rights under this Sublease (including all rights to use the Premises) may be terminated at any time by Sublessor, upon prior written notice to Sublessee, and Sublessee's failure to cure such breach, as provided in Section 21 below.

B. Surrender:

i. Upon expiration of the Term, or termination of this Sublease, Sublessee shall immediately remove all persons and items of its property including, but not limited to signage and the Existing Racks, from the Premises and shall vacate the Premises and at such time deliver the Premises to Sublessor in the condition which Sublessor is required under the Lease to deliver the Premises to Landlord upon the expiration or sooner termination of the term of the Lease, but in no event in a condition which is less than the condition of the Premises when possession of the Premises was delivered to Sublessee, reasonable wear and tear excepted.

ii. In the event Sublessee shall not remove its property, or the Existing Racks, from the Premises upon the expiration or sooner termination of the Term, then such property shall be deemed abandoned by Sublessee and Sublessor may enter the Premises and either sell or use such property for its own purposes or remove, dispose of and/or store the same, all at Sublessee's expense and without liability to Sublessor.

C. Holdover: In the event that Sublessee fails to surrender the Premises or any portion thereof in the condition required under this Sublease, upon the expiration or earlier termination hereof, then, in addition to Sublessor’s other rights and remedies, and in addition to Sublessee’s obligation to indemnify Sublessor as set forth herein, until such surrender is accomplished and/or such defect(s) in the Premises’ condition shall be corrected, Sublessee shall be obligated to pay on a per diem basis an amount equal to 200% of the monthly rent payable hereunder and shall remain liable for all other obligations and liabilities imposed on Sublessor under this Sublease. No holding-over by Sublessee, nor the payment to Sublessor of the amounts specified above, shall operate to extend the Term of this Sublease with respect to the Premises. Nothing herein contained shall be deemed to permit Sublessee to retain possession of the Premises after the expiration or sooner termination of the Term, and no acceptance by Sublessor of payments from Sublessee after the expiration or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Sublessee in accordance with the provisions of this Section 14.

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D. The obligations and liabilities of Sublessee pursuant to this Section 14 shall survive the expiration or sooner termination of the Term of this Sublease.

16. Signs. Sublessee shall not install any signs in or about the Premises or other areas of the property without Sublessor’s consent which Sublessor may grant or withhold in its sole discretion. All signage used at the Premises shall conform to the sign criteria established by Landlord and Sublessor, and shall be removed by Sublessee, at its expense, upon the expiration or earlier termination of this Sublease. The size, content, design and location of all signage shall in all respects, conform to the requirements of Applicable Laws and the Lease.

17. Assignment/Subletting: Sublessee may not assign this Sublease or its rights under this Sublease or sublease the Premises or any part thereof without the prior written consent of the Sublessor and the Landlord, which consent may be given or withheld in Sublessor’s and Landlord’s discretion. In the event of an assignment or sublease, Sublessee shall at all times remain liable for the payment of all Rent required to be paid and for the performance of all terms, covenants, and conditions to be performed by Sublessee.

18. Sublessee’s Compliance With Lease Provisions.

A. This Sublease shall be expressly subject and subordinate to all of the terms, covenants, conditions, provisions and agreements contained in the Lease. A true copy of the Lease, with certain confidential provisions deleted or redacted, has been delivered to, and reviewed by, Sublessee and is annexed hereto and made a part hereof as Exhibit B.

B. Sublessee covenants and agrees to observe and perform all of the terms, covenants, conditions, provisions and agreements to be performed by Sublessor, as Tenant pursuant to the Lease, with respect to the Premises (except for the obligation to pay rent in addition to the rent required hereunder) used by Sublessor, and further covenants and agrees not to do or suffer or permit anything to be done which would result in a default under or cause the Lease to be terminated. Notwithstanding the foregoing, the grace periods specified in the Lease shall, for purposes of determining compliance by Sublessee with the provisions hereof, be each reduced by five (5) days.

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C. Sublessor does not assume any obligation to perform the terms, covenants, conditions, provisions and agreements contained in the Lease on the part of Landlord to be performed. In the event Landlord shall fail to perform any of the terms, covenants, conditions, provisions and agreements contained in the Lease on its part to be performed, Sublessor shall be under no obligation or liability whatsoever to Sublessee. Sublessor shall cooperate with Sublessee, at no cost to Sublessor, in seeking to obtain the performance of Landlord under the Lease. Sublessee shall not be allowed any abatement or diminution of the Rent under this Sublease because of Landlord's failure to perform any of its obligations under the Lease.

D. This Sublease is at all times subject and subordinate to the Lease. Sublessor does not assume the obligations of Landlord under the Lease, nor shall Sublessor be liable to Sublessee for Landlord’s failure to perform its obligations under the Lease.

E. Landlord Consents. Notwithstanding any provision of this Sublease to the contrary, whenever the consent or approval of Sublessor and Landlord is required for a particular act, event or transaction (a) any such consent or approval by Sublessor will be subject to the consent or approval of Landlord, and (b) should Landlord refuse to grant such consent or approval, under all circumstances, Sublessor will be released from any obligation to grant its consent or approval.

F. Conflicting Terms. If this Sublease purports to convey any right to Sublessee that Sublessor does not have the right to convey or that conflicts with the terms of the Lease, the provision granting such right shall be unenforceable. Sublessee agrees that it will not exercise or attempt to exercise any right granted herein that would conflict with the rights of Landlord under the Lease or cause a default under the Lease. Sublessee acknowledges that it has reviewed the Lease. Sublessee shall, within ten (10) business days following demand therefor execute, acknowledge and deliver any and all instruments reasonably requested to evidence the subordination of this Sublease to the Lease.

G. Termination of Lease. Sublessee acknowledges that in the event that the Lease terminates at any time during the term of this Sublease, then this Sublease shall automatically terminate without any liability on the part of either Sublessor or Sublessee.

H. Third Party Beneficiary. Sublessor and Sublessee acknowledge and agree that Landlord is a third party beneficiary of this Sublease.

19. Attorneys’ Fees. If any party named herein brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party in any such action, on trial and appeal, shall be entitled to his reasonable attorneys’ fees to be paid by the losing party.

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20. OFAC. Sublessee represents and warrants that (i) neither Sublessee nor any person or entity that directly or indirectly owns an interest in it nor any of its officers, directors, or managing members is a person or entity (each, a "Prohibited Person") with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the "Executive Order") signed on September 24, 2001 and entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism"), or other governmental action, (ii) Sublessee’s activities do not violate the International Money Laundering Abatement and Financial AntiTerrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the "Money Laundering Act") (i.e., Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "Patriot Act"), and (iii) throughout the Term Sublessee shall comply with the Executive Order, the Money Laundering Act, and the Patriot Act.

21. Events of Default/Remedies.

A. Default by Sublessee. In the event that Sublessee shall: (i) default in the performance, keeping, or observance of any covenant, condition or undertaking to be performed, kept, or observed by Sublessee hereunder and fails to cure such default on or before twenty (20) days (three (3) days in the case of non-payment of rent or other sums due to Sublessor) following the receipt of written notice of such default by Sublessor to Sublessee, (ii) Sublessee fails to vacate the Premises within two (2) business days of the expiration or earlier termination of this Sublease, (iii) Sublessee shall make an assignment for the benefit of creditors, (iv) Sublessee assigns this Sublease or sublets the Premises, then Sublessor shall have all of the following remedies, in addition to same remedies Landlord may have against Sublessor under the Lease.

Upon the occurrence of any event of default by Sublessee, Sublessee shall have, in addition to any other remedies available to Sublessor at law or in equity, the option to pursue any one or more of the following remedies (each and all of which shall be cumulative and non-exclusive) without any notice or demand whatsoever:

(a) Terminate this Sublease, in which event Sublessee shall immediately surrender the Premises to sublessor, and if sublessee fails to do so, sublessor may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Sublessee and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution for any claim for damages therefor; and Sublessor may recover from Sublessee the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

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(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Sublessee proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Sublessee proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Sublessor for all the detriment proximately caused by sublessee’s failure to perform its obligations under this Sublease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to attorneys’ fees (in an amount equal to the greater of the actual attorney’s incurred by Sublessor or $200,000.00), removal and storage (or disposal) of sublessee’s personal property, unreimbursed leasehold improvement costs (e.g., the amounts Sublessor has expended for leasehold improvements which have not been recovered as of the termination of the Sublease when amortized on a straight-line basis over the originally scheduled lease term), free or abated rent, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new lessee, whether for the same or a different use, and any special concessions made to obtain a new lessee; and

(v) At Sublessor’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 21 shall be deemed to be and to mean all sums of every nature required to be paid by Sublessee pursuant to the terms of this Sublease, whether to Sublessor or to others. As used in (a)(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest from the date the sums became due at the lesser of (i) the Bank of America prime rate on the due date plus 3%, or (ii) the maximum rate permitted by law. As used in Paragraph (a)(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(b) If Sublessor does not elect to terminate this Sublease on account of any default by Sublessee, Sublessor may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Sublease, including the right to recover all rent as it becomes due. Sublessor shall have the remedy described in California Civil Code Section 1951.4, i.e., Sublessor may continue the Sublease in effect after sublessee’s breach and abandonment and recover rent as it becomes due, if Sublessee has the right to sublet or assign subject only to reasonable limitations. Notwithstanding Sublessor’s exercise of such remedy in respect of any default(s), Sublessor may at any time thereafter, upon notice to Sublessee, terminate this Sublease and Sublessee’s right to possession of the Premises and recover damages as provided above.

(c) All rights, options and remedies of Sublessor contained in this Section 21 and elsewhere in this Sublease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Sublessor shall have the right to pursue any one or more of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Sublease. Nothing in this Section 21 shall be deemed to limit or otherwise affect Sublessee’s indemnification of Sublessor pursuant to any provision of this Sublease.

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(d) Sublessee hereby waives for Sublessee and for all those claiming under Sublessee all right under Section 3275 of the California Civil Code or Section 1174 or 1179 of the California Code of Civil Procedure, or any other law now or hereafter existing, to redeem, reinstate or restore by order or judgment of any court or by any legal process or writ, Sublessee’s right of occupancy of the Premises after any termination of this Sublease.

(e) No reentry or taking possession of the Premises by Sublessor and no acceptance of surrender of the Premises or other action on Sublessor’s part, shall be construed as an election to terminate this Sublease unless a written notice of such intention be given to Sublessee or unless the termination thereof be decreed by a court of competent jurisdiction. No waiver by Sublessor or Sublessee of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Sublessor in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any rent hereunder by Sublessor following the occurrence of any default, whether or not known to Sublessor, shall not be deemed a waiver of any such default, except only a default in the payment of the rent so accepted.

B. Default by Sublessor. Sublessor shall not be deemed in default in the performance of any obligation required to be performed by Sublessor under this Sublease unless Sublessor has failed to perform such obligation within thirty (30) days after the receipt of written notice from Sublessee specifying in detail Sublessor’s failure to perform; provided however, that if the nature of Sublessor’s obligation is such that more than thirty (30) days are required for its performance, then Sublessor shall not be deemed in default if it commences such performance within such thirty (30)day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Sublessor, Sublessee shall be entitled, as Sublessee’s sole and exclusive remedy, to recover from Sublessor Sublessee’s actual damages (but not lost profits or other incidental or consequential damages) shown by Sublessee to have been directly caused thereby; provided, however: (a) Sublessee shall have no right to offset or abate rent in the event of any default by Sublessor under this Sublease; and (b) Sublessee shall in no event be entitled to terminate this Lease by reason of Lessor’s default.

22. Broker. Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease except for Cushman & Wakefield (the “Sublessor’s Broker”) and Pinnacle Real Estate Group (the “Sublessee’s Broker”), (collectively, the “Broker”). Sublessor shall be responsible for any commissions or fees due the Broker pursuant to a separate written agreement. In the event any broker (other than the Broker) claims to be entitled to any commission or fee, the party against whom any such claim is made covenants to pay, hold harmless, and indemnify the other party from and against any and all costs (including reasonable attorneys’ fees), expenses, or liabilities for any compensation, commissions, and charges claimed by such broker or other agent.

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23. Guaranty. Contemporaneously with Sublessee’s execution of this Sublease and delivery thereof to Sublessor, Sublessee will deliver to Sublessor a guaranty from FARMMI INC., a corporation (“Guarantor”), guarantying Lessee’s obligations under this Sublease. Such guaranty will be in the form of Exhibit C attached hereto. Sublessee represents and warrants that it is a wholly-owned subsidiary of Guarantor.

24. Additional Provisions.

A. Notice. If at any time after the execution of this Sublease, it shall become necessary or convenient for one of the parties hereto to serve any notice, demand or communication upon the other party, such notice, demand or communication shall be in writing signed by the party serving the same, deposited in the registered or certified United States mail, return receipt requested, postage prepaid, or by prepaid air courier service, and sent to addresses set forth at the end of this Sublease. Any notice so mailed shall be deemed to have been given upon receipt or rejection.

B. Governing Law. This Sublease shall be governed by the laws of the state where the Premises are located.

C. Successors and Assigns. All covenants, promises, conditions, representations and agreements herein contained shall be binding upon, apply and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

D. Estoppel Certificates. Sublessee shall deliver such estoppel certificates, attornment agreements and other like documents and agreements with respect to the Premises to the same extent, and at the same time and in the same manner, that Sublessor is required to do so with respect to the Premises.

E. Counterparts. This Sublease may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, an electronic or telefaxed signature of either party, whether upon this Sublease or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature.

F. SEVERABILITY. The invalidity of any provision of this Sublease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

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G. Certified Access Specialist (CASp). The Premises has not undergone an inspection by a Certified Access Specialist (CASp). Pursuant to California Civil Code Section 1938(e), Sublessor provides the following statutory notice to Sublessee:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

All costs for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards shall be the sole responsibility of Sublessee. Sublessee shall inform Sublessor in writing prior to obtaining a CASp inspection. Any alterations or repairs related thereto shall be subject to all of the requirements set forth in the Sublease, including, without limitation, obtaining the approval of Sublessor and Landlord for any alterations or repairs. Sublessee shall keep confidential the results of any CASp inspection (including all reports and any subsequent repairs).

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IN WITNESS WHEREOF, the undersigned have executed this Sublease Agreement as of the dates specified below.

(SUBLESSEE)		(SUBLESSOR)

FARMMI USA INC		PORT LOGISTICS GROUP, LLC.

By:	/s/ Yengfang Zhang	By:
Name:	Yengfang Zhang	Name:
Title:	Authorized Signatory	Title:
Date:	2024/7/11	Date:

Address for notices: Attn: Jackson Wei 14210-14380 Telephone Ave chino, CA 91710		Address for notices: Attn: Corporate Real Estate 6000 Windward Parkway Alpharetta, GA 30005 With a copy via fax to (305) 500-3381

LANDLORD CONSENT

Landlord, BPP Shiraz Telephone LP, acknowledges, agrees and consents to the sublease of the Premises to Sublessee from Sublessor pursuant to the terms and conditions stated herein.

BPP Shiraz Telephone LP

By:
Name:
Title:
Date:

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